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Soligenix Reports Third Quarter 2009 Financial Results

Princeton, NJ – November 13, 2009 - Soligenix, Inc., (Soligenix or the Company) (OTC BB: SNGX), formerly known as DOR BioPharma, Inc., a late-stage biotechnology company, announced today its financial results for the third quarter of 2009.

Highlights and Recent Developments:

•
The initiation of enrollment in its confirmatory Phase 3 randomized, double-blind, placebo-controlled, multicenter clinical trial evaluating orBec® for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD). The initiation of this trial also triggered a $1 million milestone payment from Soligenix’s partner Sigma-Tau Pharmaceuticals, Inc. (Sigma-Tau).

•	The appointment of Robert J. Rubin, MD, to its Board of Directors.
•	The completion of a corporate name change to Soligenix, Inc. from DOR BioPharma, Inc.
•	The completion of a $4.4 million financing with institutional investors including its partner Sigma-Tau.
•
The award of a $9.4 million grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the National Institutes of Health (NIH). This grant will fund, over a five-year period, the development of formulation and manufacturing processes for vaccines,  including RiVaxTM, that are stable at elevated temperatures.

•
The award of a $500,000 NIH Small Business Innovation Research (SBIR) grant to support the conduct of a Phase 1/2 clinical trial evaluating SGX201, a time-release formulation of oral beclomethasone dipropionate (oral BDP), for the prevention of acute radiation enteritis.

•
The granting of Orphan Drug Designation by the FDA’s Office of Orphan Products Development for oral BDP (beclomethasone 17,21-dipropionate, or orBec®) for the treatment of gastrointestinal symptoms associated with chronic GVHD.

“By any measure, the third quarter of 2009 was a pivotal one for Soligenix,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix.  “With the initiation of our confirmatory Phase 3 clinical trial of orBec® in acute GI GVHD, orBec® is poised to potentially be the first FDA approved therapy for this unmet medical need.  Additionally, Soligenix received significant new grant funding for its biodefense and radiation enteritis programs, as well as new equity financing and a $1 million milestone payment from our North American partner Sigma-Tau.  We are looking forward to completing a productive 2009 and continuing that positive momentum in 2010.”

Soligenix’s revenues, which primarily relate to receipts from NIH grants, for the third quarter of 2009 were approximately $767,000 compared to $606,000 for the third quarter of 2008.  Revenues for the first nine months of 2009 were approximately $1.6 million compared to $1.8 million for the first nine months of 2008.

Soligenix’s net loss for the third quarter of 2009 was approximately $1.7 million, or $0.01 per share, compared to $0.5 million, or $0.005 per share, for the third quarter of 2008. The net loss for the first nine months of 2009 was approximately $5.6 million, or $0.03 per share, compared to $3.1 million, or $0.03 per share, for the first nine months of 2008. These larger net losses were primarily attributed to increased research and development (R&D) spending in connection with the preparation and initiation of the confirmatory Phase 3 clinical trial of orBec® for the treatment of GI GVHD.

R&D expenses for the third quarter of 2009 were approximately $1.1 million, compared to $60,000 for the third quarter of 2008. R&D expenses for the first nine months of 2009 were approximately $3.8 million, compared to $1.4 million for the first nine months of 2008.

General and administrative (G&A) expenses for the third quarter of 2009 were approximately $618,000, compared to $410,000 for the third quarter of 2008.  G&A expenses for the first nine months of 2009 were approximately $1.7 million, compared to $1.8 million for the first nine months of 2008.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix), formerly known as DOR BioPharma, Inc., is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD and an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Soligenix also expects to begin an NIH-supported Phase 1/2 clinical trial of SGX201 in radiation enteritis in the second half of 2009. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™ which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ will also be the subject of a recent $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including SGX201, orBec® and LPM™, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPM™ are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540